Exhibit 99

                   SRS Labs Reports 2004 First Quarter Results

       Company Reports a 20% Increase in Top Line Revenue Over Q1 2003
                    and $0.01 Diluted EPS for the Quarter

    SANTA ANA, Calif., May 13 /PRNewswire-FirstCall/ -- SRS Labs, Inc. (Nasdaq: SRSL), a leading provider of innovative audio, voice and semiconductor technology solutions, today reported operating results for the first quarter ended March 31, 2004. For the quarter, the company reported consolidated revenue of $5.3 million, an increase of 20 percent over revenue of $4.5 million in the first quarter in 2003. The company reported quarterly net income of $134,929 or $0.01 per diluted share, compared to net income of $42,534, or breakeven EPS in the first quarter last year.
    The company's balance sheet remained strong at the end of the quarter, with no external debt, and cash, cash equivalents and long-term investments of approximately $25.7 million. The company also generated net cash from operations of $589,069 for the quarter.
    Beginning this fiscal year, SRS Labs is reporting its revenue in two segments, Semiconductors and Licensing, rather than five segments previously reported. The company decided to reduce its segments because of the materiality of the revenues attributable to the other three segments. Revenue from the component distribution segment will now be reported in the semiconductor segment; and revenues from product sales and Internet and broadcast segments will now be reported in the licensing segment.
    SRS Labs increased revenue from its Hong Kong-based ValenceTech, Ltd. semiconductor group by 37 percent over the same quarter last year. This increase was attributable to sales growth of both custom ASIC (application specific integrated circuits) and ASP-branded standard chip products. Licensing revenue increased eight percent over the same period in 2003. This growth was attributable to the company's diversification strategy and the recognition of increased revenue in new markets such as PCs, portable audio devices and mobile phones. The company had expected lower licensing revenue during the quarter as a result of the loss of the DVD customer in the third quarter of 2003.
    Semiconductor and licensing revenue accounted for 45 and 55 percent of total revenue respectively, versus 40 and 60 percent in the same quarter last year. Due to the shift in revenue toward semiconductor, which has lower gross margins, the company reported consolidated gross margin of 83 percent for the quarter versus 85 percent in the first quarter of 2003.
    Chief financial officer of SRS Labs Janet Biski said, "We are pleased to have improved operating results in the first quarter. We increased our consolidated top line revenue by 20 percent, improved operating income to $135,382 for the quarter versus $52,491 last year, and increased our net profit, reporting diluted earnings of $0.01 versus breakeven EPS last year.
    Biski continued, "Consistent with our comments made last quarter, our operating expense increase of approximately $550,000 over the same quarter last year reflects continued co-marketing programs to promote the SRS brand, additional R&D professionals hired in the fourth quarter of 2003 to support new customer and technology opportunities, as well as increased G&A expenses associated with being a public company."
    Thomas C.K. Yuen, chairman and CEO of SRS Labs said, "I am pleased with our results for the first quarter of 2004. Our diversification strategy has been well received and we are now seeing demonstrable results in both our licensing and semiconductor businesses. We expect to see continued success from our diversification efforts in the later half of the year."
    "For the near term, we are expecting a seasonal retreat in our licensing business in Q2. Demand remains strong for our semiconductor products, but we have to work closely with our fabrication partners to resolve foundry capacity issues that are impacting the industry, and could have an adverse impact on our business. On the expense front, as a result of encouraging business opportunities that have arisen from our diversification efforts, we plan to continue making timely investments in research and development and sales and marketing in order to accelerate our penetration into new markets. We are still in the early stages of these diversification efforts and established trends have not yet developed. However, management remains focused on achieving top line revenue growth and profitability for the year."
    Investors can listen to the company's conference call live today at 2:15 pm Pacific (5:15 pm Eastern) through the following link: http://www.firstcallevents.com/service/ajwz406336552gf12.html or through the investor section of SRS Labs' website http://www.srslabs.com/IRMain.asp. Please log on at least 15 minutes early to register and follow the instructions to download and install any necessary audio software. If you are unable to listen to the live web cast, an online replay will be available shortly after the call. To listen to the conference call live via telephone, dial (866) 246-6870 and ask for the "SRS Labs 2004 First Quarter Conference Call," and provide the pass code 460046. To access the telephone replay, dial
(866) 246-6870 and enter the same pass code. The telephone replay will be available until May 14 at 12:00 a.m. PST.

    About SRS Labs, Inc.
    SRS Labs is a recognized leader in the advancement of audio and voice technology. The company works with the world's top manufacturers to provide a richer entertainment experience through patented sound techniques. SRS Labs' technologies can be heard through products ranging from televisions, LCD and plasma monitors, DVD players, cell phones, car audio systems, headphones and notebook and desktop computers. The company also offers hardware and software tools to professionals and consumers for the creation, production and broadcast of content featuring SRS Labs' technologies. SRS Labs' subsidiary, Valence Technologies Limited, is a Hong Kong-based semiconductor company that designs and sells custom ASICs and standard ICs to leading manufacturers worldwide. Based in Santa Ana, Calif., the company also has licensing representation in Hong Kong, Japan, Europe, and Korea. For more information about SRS Labs, Inc. please visit www.srslabs.com. The information on the aforementioned website is not incorporated by reference into this press release.

    Except for historical information contained in this release, statements in this release, including those of Ms. Biski and Mr. Yuen are forward-looking statements and projections (which include statements concerning plans and objectives of management for future operations) that are based on management's belief, as well as assumptions made by, and information currently available to, management. While the Company believes that its expectations are based upon reasonable assumptions, there can be no assurances that the Company's goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect the Company's actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of the Company. Some of these factors include the general market conditions concerning the semiconductor business, the acceptance of new SRS Labs' products and technologies, the impact of competitive products and pricing, the timely development and release of technologies by the Company, general business and economic conditions, especially in Asia, and other factors detailed in the Company's Form 10-K and other periodic reports filed with the SEC. SRS Labs specifically disclaims any obligation to update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

    For further information please contact: investors, Tami Yanito, ext. 3093, tami@srslabs.com, or media, Jennifer Drescher, ext. 5010, jenniferd@srslabs.com, both of SRS Labs, Inc., +1-949-442-1070.

                         (Financial Tables to Follow)



                                SRS LABS, INC.
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                                                      Three Months Ended
                                                           March 31,
                                                     2004           2003

     Revenues:
     Semiconductor                                $2,415,718     $1,764,080
     Licensing                                     2,927,327      2,706,294
     Total revenues                                5,343,045      4,470,374

     Cost of sales                                   908,871        669,568

     Gross margin                                  4,434,174      3,800,806

     Operating expenses:
     Sales and marketing                           1,535,908      1,352,490
     Research and development                      1,208,687      1,081,215
     General and administrative                    1,554,197      1,314,610

     Total operating expenses                      4,298,792      3,748,315

     Income from operations                          135,382         52,491

     Other income, net                               237,450        164,126
     Minority interest                                    --          5,430

     Income before income tax expense                372,832        222,047

     Income tax expense                              237,903        179,513

     Net income                                     $134,929        $42,534

     Net income per common share:
     Basic                                             $0.01          $0.00
     Diluted                                           $0.01          $0.00

     Weighted average shares used in the
      calculation of net income per
      common share:
     Basic                                        13,746,521     12,798,238
     Diluted                                      16,679,373     12,983,526



                                SRS LABS, INC.
                         CONSOLIDATED BALANCE SHEETS
                                                  March 31,    December 31,
                                                     2004           2003
                                                 (unaudited)
                                      ASSETS
     Current Assets
      Cash and cash equivalents                  $20,392,955    $12,795,620
      Accounts receivable, net                       783,960      1,230,423
      Inventories, net                               714,298        753,020
      Prepaid expenses and other
       current assets                              1,180,440      1,073,696
      Deferred income taxes                           23,406         23,406

        Total Current Assets                      23,095,059     15,876,165

      Investments available for sale               5,339,428     10,490,210
      Furniture, fixtures & equipment, net         1,750,476      1,661,980
      Goodwill, net                                  533,031        533,031
      Intangible assets, net                       2,711,664      2,736,810
      Deferred income taxes                          209,673        193,134

        Total Assets                             $33,639,331    $31,491,330

                       LIABILITIES AND STOCKHOLDERS' EQUITY
     Current Liabilities
      Accounts payable                              $946,809     $1,503,851
      Accrued liabilities                          1,817,275      1,606,069
      Income taxes payable                           538,000        430,949

        Total Current Liabilities                  3,302,084      3,540,869
     Commitments and contingencies

     Stockholders' Equity
      Preferred stock-$.001 par value;
       2,000,000 shares authorized;
       no shares issued or outstanding                    --             --
     Common stock-$.001 par value;
      56,000,000 shares authorized;
      14,255,893 and 13,682,282 shares
      issued; and 14,030,593 and
      13,456,982 shares outstanding at
      March 31, 2004 and December 31, 2003,
       respectively                                   14,256         13,683
     Additional paid in capital                   60,586,595     58,423,249
     Accumulated other comprehensive loss           (248,408)      (336,346)
     Accumulated deficit                         (29,296,595)   (29,431,524)
     Treasury stock at cost, 225,300 shares
      at March 31, 2004 and at
      December 31, 2003                             (718,601)      (718,601)

      Total Stockholders' Equity                  30,337,247     27,950,461

      Total Liabilities and Stockholders'
       Equity                                    $33,639,331    $31,491,330


SOURCE  SRS Labs, Inc.
    -0-                             05/13/2004
    /CONTACT: investors, Tami Yanito, ext. 3093, tami@srslabs.com, or media, Jennifer Drescher, ext. 5010, jenniferd@srslabs.com, both of SRS Labs, Inc., +1-949-442-1070/
    /Web site:  http://www.srslabs.com/IRMain.asp /
    /Web site:  http://www.srslabs.com /
    /Audio:  http://www.firstcallevents.com/service/ajwz406336552gf12.html /
    (SRSL)

CO:  SRS Labs, Inc.; ValenceTech, Ltd.
ST:  California
IN:  CPR CSE ENT MLM SEM
SU:  ERN CCA